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                     July 15, 2020

       Christopher Noyes
       Senior Vice President and Chief Financial Officer
       Liberty Latin America Ltd.
       2 Church Street,
       Hamilton, Bermuda HM 11

                                                        Re: Liberty Latin
America Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 001-38335

       Dear Mr. Noyes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology